AMENDMENT NO. 1 TO AMENDED AND
                     RESTATED SECURITIES PURCHASE AGREEMENT


      This Amendment is made as of October 31, 1996, between Masco Corporation, a Delaware corporation ("Masco"), and MascoTech, Inc., f/k/a Masco Industries, Inc., a Delaware corporation (the "Company" or the "Issuer"), concerning that certain Amended and Restated Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of November 23, 1993, between Masco and the Company. All capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Securities Purchase Agreement.

      A. Masco holds 24,824,690 shares of the Common Stock, par value $1.00 per share, of the Company (the "Tech Common Stock");

      B. Concurrently herewith, the Company has, among other things, repurchased from Masco 17,000,000 shares of Tech Common Stock;

      C. In connection therewith, Masco and the Company desire to amend certain provisions of the Securities Purchase Agreement as set forth herein.

            IN CONSIDERATION of the mutual covenants and agreements contained in this Amendment, the parties agree to amend the Securities Purchase Agreement as follows:

      1.    Paragraph 1(b) is hereby amended to read in its entirety as follows:

            (b) The Securities shall be issued in separate series with the interest rate on each such series being a rate per annum that is the higher of: (I) 400 basis points over the average Treasury Rate (as hereinafter defined) for the week preceding the week in which the notice of purchase referred to in Paragraph 2 is given to Masco; or
            (ii) 75 basis points over the Comparable Debt Issuance Rate (as hereinafter defined).

                  "Treasury Rate" means the rate for noncallable direct
            obligations of the United States ("Treasury Notes") having a remaining maturity of five years, as published in the Federal Reserve Statistical Release H.15(519) (or any successor publication provided by the Board of Governors of the Federal Reserve System) under the heading "Treasury Constant Maturities." If a rate for Treasury Notes having a remaining maturity of five years has not been so published or reported for the preceding week as provided above by 1:00 P.M., New York City time, on the day such notice is given to Masco, then the Treasury Rate shall be calculated by the Company and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 1:30 P.M., New York City time, on the date of such notice, of three leading primary United









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            States government securities dealers selected by the Company for the purchase of Treasury Notes with a remaining maturity of five years.

            The "Comparable Debt Issuance Rate" means a per annum rate of interest determined as follows:

                  Each of the Company and Masco shall select an investment banker within 3 business days from the date the notice of purchase referred to in Paragraph 2 is given to Masco, and those two investment bankers shall have 3 business days to select a third investment banker. Each of the three investment bankers shall have qualifications with respect to the sale of debt instruments of manufacturing and industrial companies. Each of the three investment bankers shall have 3 business days to determine, in its good faith opinion, the per annum rate of interest that the Company would be required to pay if it were to issue the relevant series of Securities to third party investors in a transaction negotiated at arms'-length and priced as of the date the notice of purchase referred to in Paragraph 2 is given to Masco, and each banker shall set forth its conclusion in a letter addressed to each of Masco and the Company and delivered to each of them by 12:00 noon EST on the 10th day from the date of the notice of purchase given to Masco. The arithmetic mean of the interest rates determined by each of the three investment bankers shall be the Comparable Debt Issuance Rate.

      2.    Paragraph 2(a) is hereby amended to read in its entirety as follows:

            (a) Subject to the terms and conditions set forth herein, Masco agrees to purchase, at par, at any time or from time to time on or before March 31, 2002, upon the Company's written notice, up to $200 million aggregate principal amount of Securities (the "Commitment"). The Company's written notice shall specify the principal amount of Securities that Masco is required to purchase (which for each respective issuance of Securities shall be $10 million or any larger multiple of $1,000,000). The interest rate for such Securities shall be determined in accordance with the provisions of Paragraph 1(b).

      3. The first sentence of Paragraph 3(a) is hereby amended to read in its entirety as follows:

            (a) Any closing of a sale of Securities to Masco hereunder shall occur at Masco's offices on the 10th Business Day (as hereinafter defined) after the Company gives Masco the written notice referred to in Paragraph 2.






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

      4. Section 5.2(b) of the Form of Subordinated Note attached as Exhibit A to the Securities Purchase Agreement is hereby amended to read in its entirety as follows:

            (b) The holder's right to tender under clause (a) above shall be triggered upon the occurrence of either of the following events:

                  (I) Any person or group (an "other entity"), within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the Securities Exchange Act of 1934, or at least 50% of the voting power for election of the Directors of the Issuer, or,

                  (ii) The Issuer, directly or indirectly, consolidates or merges with any other entity or sells or leases its properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction in which the Company is the surviving company in any merger or consolidation and in which the stock issued in such a transaction is less than 40% of the common stock of the Company issued and outstanding after the transaction.

      5. A new Section 2 (c) is hereby added to read in its entirety as follows:

            (c) The Commitment shall terminate upon the occurrence of either of the following events:

                  (i) Any person or group (an "other entity"), within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the Securities Exchange Act of 1934, or at least 50% of the voting power for election of the Directors of the Issuer, or,

                  (ii) The Issuer, directly or indirectly, consolidates or merges with any other entity or sells or leases its properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction in which the Company is the surviving company in any merger or consolidation and in which the stock issued in such a transaction is less than 40% of the common stock of the Company issued and outstanding after the transaction.

      6. All other terms and conditions of the Securities Purchase Agreement are hereby ratified and confirmed and remain in full force and effect.






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


            IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the date first above written.



                                    MASCO CORPORATION



                                    By:/s/ John R. Leekley
                                    Name:  John R. Leekley
                                    Title: Senior Vice President and



                                    MASCOTECH, INC.



                                    By: /s/ Timothy Wadhams
                                    Name:  Timothy Wadhams
                                    Title: Vice President-Controller and
                                              Treasurer

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